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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12B-25
                          NOTIFICATION OF LATE FILING


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                                                SEC FILE NUMBER
                                                  000-23214
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                                                 CUSIP NUMBER
                                                      N/A
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[_] Form 10-K     [_] Form 20-F     [X] Form 11-K
[_] Form 10-Q     [_] Form N-SAR

For Period Ended:         December 31, 1997
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[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR

For the Transition Period Ended:__________________________________

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
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                               EXPLANATORY NOTE

This Notification of Late Filing relates to the late filing of the initial filing of Form 11-K for the Samsonite Corporation Employee Savings Trust Tucson Union Employees (the "Trust") for the one year period ended December 31, 1997. There have been no previous filings of Form 11-K for the Trust because prior to 1997, the Trust did not own interests in securities which have been registered under the Secruities Act of 1993 by Samsonite Corporation.
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PART I - REGISTRANT INFORMATION

Samsonite Corporation on behalf of the "Samsonite Corporation Employee Savings Trust Tucson Union Employees" as the issuer of the securities held pursuant to the Trust.
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(Full Name of Registrant)

11200 East 45th Avenue
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(Address of Principal Executive Office)

Denver, Colorado  80239
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(City, State and Zip Code)


PART II - RULES 12-b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed.
(Check box if appropriate)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]    (c)  The accountant's statement or other exhibit required by Rule 12-
            b-25(c) has been attached if applicable.


PART III - NARRATIVE
Due to the fact that this is the first year in which a Form 11-K is required to be filed for the Trust, the registrant needs additional time to complete the filing requirements.

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PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to notification:

             Douglas W. Sundby           (303)              373-6205
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                  (Name)              (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                              [X]  Yes       [_]   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected in the earnings statement to be included in the subject report or portion thereof?
                                              [_]  Yes        [X]  No

     If so, attached an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



Samsonite Corporation on behalf of the "Samsonite Corporation Employee Savings Trust Tuscon Union Employees" as the issuer of the securities held pursuant to the Trust.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized.


Date:  June 25, 1998            By:  /s/  Richard H. Wiley
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                                          Samsonite Corporation
                                          Chief Financial Officer and Treasurer

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